Salona Global Announces Second Quarter Results, Posts
153% Year-Over-Year Revenue Growth, 152% in Gross
Profit Growth; Builds $18.5M Order Book Backlog

SAN DIEGO, October 17, 2022 (GLOBE NEWSWIRE) -- Salona Global Medical Device Corporation ("Salona Global," "SGMD," or the "Company") (TSXV:SGMD) today announced highlights for the second fiscal quarter of 2023, ending August 31, 2022. Financial statements for the quarter will be posted today post market closing. Additionally, the Company reported a record order book backlog of $18,500,000 across all its subsidiaries.

Financial and Business Headlines

Revenues

  153% year-over-year growth in revenues, building quarterly revenues to $10,044,239, as compared to $3,973,773 for the same quarter in the prior year.
  300% year-over-year increase in total cash receipts for the second quarter, taking in approximately $13.6 million, including $4.2 million from the US $7.5M sales order announced July 26, 2022 (the "Sales Order").
  Built a record order book backlog to over $18,500,000 as of October 15, 2022.

Profits

  152% year-over-year gross margin growth, building gross margin to $3,028,513 for the second quarter of 2023, as compared to $1,204,171 for the same period in the prior year.
  Generated $559,632 in operational profit for the first six months of the fiscal year, described as "Net income before the undernoted" in the financial statements, even with the increased quarterly expenses as a result of the Company preparing for potential acquisitions.
  Generated $ 1,427,404 in Adjusted EBITDA (defined below) for the six months ended August 31, 2022.
  Earned $680,000 in current and future net cash flow through the second quarter from the Sales Order.

  Generated 30% gross margin as a percentage of revenues in the second quarter of 2023 in the face of renewed supply chain constraints experienced during the quarter. To date, these issues have improved during the third quarter ending November 20, 2022.

Acquisitions and Organic Growth

  The Company successfully closed its acquisition of DaMar Plastics Manufacturing, Inc. on September 23, 2022, initially announced by the Company on June 7, 2022. This addition to Salona Global is projected to add $6.6 million of revenues annually with gross profit margins of approximately 45%.
  The Company is currently negotiating acquisition agreements, including a contract manufacturing agreement and transition services agreement, for a $26,000,000 annual revenue potential acquisition (LOI announced August 15, 2022). The Company is pursuing an optimized debt structure for closing.
  The Company is also pursuing pre-acquisition activities for the included increased staffing and implementation planning to scale accounting and IT systems to integrate future acquisitions, and building sales and customer support systems to support potential future acquisitions.
  The Company continued to build a strong pipeline of cash flow positive acquisition targets.
  The Company prioritized spending on product development to support a high margin, branded product portfolio.
  The Company expanded its product line with an agreement to distribute the Hyperice™ suite of products (announced June 29, 2022).
  The Company secured first orders totaling 600 units for the recently launched Mio-Guard® premium reusable electrode based on the acquisition of intellectual property (announced on April 14, 2022).

"We successfully delivered on several growth opportunities this quarter," said Executive Chairman Les Cross. "The first was delivering a significant portion of the US $7.5M sales order, which we project will ultimately provide nearly $1,000,000 in net cash flow this year. It is a shame, due to accounting rules, that it will not be reflected as revenues, but the net cash flow from the order will make a difference to our year, especially as we had significant costs for this quarter to prepare for future acquisitions. We also spent on product development this quarter to expand our high margin branded product portfolio. And finally, we built our order book backlog to over $18.5 million during the quarter as a result of increasing our focus on organic sales.

"This quarter, just our fifth full quarter since our re-listing, also gives us the opportunity to highlight our annual revenue and profit growth rate," finished Mr. Cross. "This growth comes from our investments in five strong engines of growth. Our growth strategy includes: (1) M&A; (2) product development; (3) product IP acquisitions; (4) product distribution agreements; and (5) organic growth post-acquisition."

"I am pleased with our performance this quarter," said Luke Faulstick, Chief Executive Officer of Salona Global. "We had several operation initiatives that improved our business prospects for coming quarters especially with the opportunity to a potential future large acquisition."

"We hired a new CFO and supplemented the accounting team," continued Mr. Faulstick. "We invested heavily in preparing our back office, customer service and sales team for the integration of future acquisitions which has a short term and temporary impact on our operational profit this quarter, although it is important to note that we maintained operational profit year to date. Having spent my career integrating companies, it is always better to spend upfront than to experience delays on the back end. Investing pre-acquisition can often create sling shot effect on growth post acquisition. This was no small feat, and I applaud our team for their hard work. This means that when we close acquisitions, we can quickly integrate them and get moving on our plan to increase sales post acquisition."

"Lastly, I also want to thank our VP of Sales and his growing team for increasing our order book to a record size, over $18.5 million," finished Mr. Faulstick. "It is also important to note that revenues and margins were constrained this quarter from summer-time bottlenecks in component supply chains. Thankfully, we have seen improvements with these issues during the current quarter and we are on track to the long run significant organic growth targets we have come to expect."

Earnings Call

On Monday, October 17, 2022, at 5:00pm (Eastern Time), Executive Chairman Les Cross, CEO Luke Faulstick, and CFO Dennis Nelson will hold an earnings call (see details below) to discuss the results, including details on organic growth for the quarter, deal flow, and acquisition status.

Fiscal Second Quarter Earnings Call Dial In: +1 (800) 245-3047
Conference ID: SALONA

Corporate Presentation

The latest corporate presentation has been posted on the Company's website in advance of institutional presentations. The updated presentation is available at: www.salonaglobal.com/downloads.

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Full Financial Statements

The financial statements for the second quarter ending August 31, 2022 and related management discussion and analysis (in the form of a quarterly report on Form 10-Q) will be filed with the United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com, after the market closes today.

For more information please contact:

Luke Faulstick
Chief Executive Officer
Tel: 1 (800) 760-6826
Email: Info@Salonaglobal.com

Non-GAAP Measures

This press release refers to "Adjusted EBITDA" which is a non-GAAP and non-IFRS financial measure that does not have a standardized meaning prescribed by GAAP or IFRS. The Company's presentation of this financial measure may not be comparable to similarly titled measures used by other companies. This non-GAAP financial measure assists the Company's management in comparing its operating performance over time because certain items may obscure underlying business trends and make comparisons of long-term performance difficult, as they are of a nature and/or size that occur with inconsistent frequency or relate to discrete acquisition plans that are fundamentally different from the ongoing operating plans of the Company. The Company's management also believes that presenting this measure allows investors to view its performance using the same measure that the Company uses in evaluating its financial and business performance and trends. Adjusted EBITDA is defined as net loss excluding: stock based compensation, amortization, depreciation, interest expense, foreign exchange gain, change in fair value of  earn-out consideration, change in fair value of contingent consideration, transaction costs, and  income tax expense.

Six months ending
August 31, 2022

Adjusted EBITDA	1,427,404
Stock Based Compensation	(867,772)
Net income before the undernoted	559,632
Amortization of intangible asset	(484,852)
Depreciation of property and equipment	(144,854)
Amortization of right-of-use asset	(222,218)
Interest Expense	(282,076)
Foreign exchange gain	232
Change in fair value of SDP earn-out consideration	(2,451,600)
Change in fair value of contingent consideration	(8,513,030)
Transaction costs including legal, financial, audit and US & Canadian regulatory expenses	(1,348,683)
Current income tax expense	(30,032)
Deferred income tax recovery	119,183
Net Loss	(12,798,298)

Additional Information

There can be no assurance that any acquisition (including with the targets referenced herein and with the targets Salona Global is currently negotiating within its pipeline) will be completed or the timing of any acquisitions. Completion of any transaction will be subject to, amongst other things, negotiation and execution of definitive agreements, applicable director, shareholder and regulatory approvals.

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

Unless otherwise specified, all dollar amounts in this press release are expressed in Canadian dollars.

Certain statements contained in this press release constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These statements can be identified by the use of forward-looking terminology such as "expects" "believes", "estimates", "may", "would", "could", "should", "potential", "will", "seek", "intend", "plan", and "anticipate", and similar expressions as they relate to the Company, including: the successful negotiation, execution and closing of additional acquisitions; the expected negotiation of an optimized debt structure in connection with the proposed $26 million revenue acquisition; the projections of future revenue and gross profit margins as a result of the acquisition of DaMar Plastics Manufacturing, Inc.; the projection that the US $7.5M sales order will provide nearly $1 million in net cash flow this year; the ability to identify and complete cash flow positive acquisitions; the Company's ability to develop high margin products; and investing pre-acquisition creating a sling shot effect on growth post-acquisition and the Company being able to quickly integrate acquisitions and get them moving on a plan to increase sales post-acquisition. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, and current information available to the Company, and are subject to certain risks, uncertainties and assumptions. Salona cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include but are not limited to the general business and economic conditions in the regions in which Salona operates; the ability of Salona to execute on key priorities, including the successful completion of acquisitions, business retention, and strategic plans and to attract, develop and retain key executives; the successful performance by the other party in completing the US $7.5 million sales order and promptly remitting the proceeds from such order to the Company; difficulty integrating newly acquired businesses; ongoing or new disruptions in the supply chain, the extent and scope of such supply chain disruptions, and the timing or extent of the resolution or improvement of such disruptions; the ability to implement business strategies and pursue business opportunities; disruptions in or attacks (including cyber-attacks) on Salona's information technology, internet, network access or other voice or data communications systems or services; the evolution of various types of fraud or other criminal behavior to which Salona is exposed; the failure of third parties to comply with their obligations to Salona or its affiliates; the impact of new and changes to, or application of, current laws and regulations; granting of permits and licenses in a highly regulated business; the overall difficult litigation environment, including in the United States; increased competition; changes in foreign currency rates; increased funding costs and market volatility due to market illiquidity and competition for funding; the availability of funds and resources to pursue operations; critical accounting estimates and changes to accounting standards, policies, and methods used by Salona; the occurrence of natural and unnatural catastrophic events and claims resulting from such events; and risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; as well as those risk factors discussed or referred to in Salona's disclosure documents filed with United States Securities and Exchange Commission and available at www.sec.gov, and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com. Should any factor affect Salona in an unexpected manner, or should assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, Salona does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.